As filed with the Securities and Exchange Commission on December 2, 2009

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM SB-2
on
FORM S-1

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

CHINA MEDICINE CORPORATION
(Name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	5122 (Primary Standard Industrial Classification Code Number)	51-0539830 (I.R.S. Employer Identification No.)

Guangri Tower, Suite 702
No. 8 Siyou South 1st Street
Yuexiu District
Guangzhou, China  510600
(8620) 8739-1718 and (8620) 8737-8212
(Address and telephone numbers of principal executive offices)

Guangri Tower, Suite 702
No. 8 Siyou South 1st Street
Yuexiu District
Guangzhou, China  510600
(Address of principal place of business)

United Corporate Services, Inc.
202 South Minnesota Street
Carson City, Nevada  89703
(800) 899-8648
(Name, address and telephone number for agent for service)

Copies to:
Elizabeth Fei Chen, Esq.
Pryor Cashman LLP
7 Times Square
New York, NY  10036-6569
(212) 421-4100

Approximate date of proposed sale to the public:  Not Applicable.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

DEREGISTRATION OF UNSOLD SECURITIES

On April 13, 2006, China Medicine Corporation, a Nevada corporation (the “Company”), filed a Registration Statement on Form SB-2 (File No. 333-133283) with the Securities and Exchange Commission (the “Commission”) which was declared effective by the Commission on October 10, 2006 and was subsequently amended by Post-Effective Amendment No. 1 on January 9, 2008 (collectively, the “Registration Statement”).

The Registration Statement registered the resale from time to time of 10,609,476 (the “Shares”) of the Company’s common stock, par value $0.0001 per share, of which 3,120,000 were issuable upon the conversion of Series A preferred stock and 7,389,476 were issuable upon the exercise of purchase warrants. The Shares were registered to permit resales of such Shares by the selling stockholders, as named in the Registration Statement, who owned Shares, convertible preferred stock and warrants to purchase Shares.

In accordance with the undertakings made by the Company in the Registration Statement, the Company is filing this Post-Effective Amendment No. 2 to the Registration Statement to deregister all the Shares that were previously registered under the Registration Statement but which remain unsold as of the date hereof.  The Company is seeking to deregister all Shares that remain unsold pursuant to the Registration Statements, as Form SB-2 is no longer an effective form for registration of securities under the Securities Act of 1933 and the Company’s obligation to keep the Registration Statements effective pursuant to the terms of its registration rights agreement with the selling stockholders terminated in January 2009 with respect to the Shares.  The Registration Statement is hereby amended to reflect the deregistration of all remaining unsold Shares.

SIGNATURES

Pursuant to the requirement of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Guangzhou in the People's Republic of China on this 2nd day of December, 2009.

CHINA MEDICINE CORPORATION

By:	/s/ Senshan Yang Senshan Yang Chief Executive Officer	Dated: December 2, 2009

By:	/s/ Richard P. Wu Richard P. Wu Chief Financial Officer	Dated: December 2, 2009

We, the undersigned officers and directors of China Medicine Corporation, a Nevada corporation, hereby severally and individually constitute and appoint Senshan Yang, Chief Executive Officer, and Richard P. Wu, our Chief Financial Officer, and each of them, as true and lawful attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all amendments to this Post-Effective Amendment No. 2, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, and full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or any of them, may lawfully do or cause to be done by virtue of this appointment.

Pursuant to the requirement of the Securities Act of 1933, this Post-Effective Amendment No. 2 was signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Senshan Yang	Chief Executive Officer and Director	December 2, 2009
Senshan Yang	(Principal Executive Officer)

/s/ Minhua Liu	Director	December 2, 2009
Minhua Liu

/s/ Robert Adler	Director	November 30, 2009
Robert Adler

/s/ Rachel Gong	Director	December 2, 2009
Rachel Gong

/s/ Yanfang Chen	Director	December 2, 2009
Yanfang Chen